EXHIBIT 99.1

For Immediate Release

Contacts: Peerless Systems Corporation: Bill Neil Chief Financial Officer (310) 297-3146	Investor Contact: Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044
Peerless Systems Announces Fiscal First Quarter Results
Selected Highlights:
•	First quarter revenue up 22% to $8.8 million versus year-ago quarter

•	Q1 net income up significantly to $2.0 million, or $0.11 per diluted share, versus year-ago quarter; exceeds forecast by $0.4 million

•	Cash and cash equivalents increase to $14.1 million from $13.2 million at end of fourth quarter

•	Digital imaging controller developer licenses Peerless core and high-performance color technologies
EL SEGUNDO, Calif., June 8, 2006 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its 2007 first fiscal quarter ended April 30, 2006.
First Quarter Results
Total first quarter revenue advanced 22% to $8.8 million from $7.2 million in the same period a year ago, and was down from the $9.6 million reported in last year’s fourth fiscal quarter. Total revenue was slightly below management forecasts due largely to a delay in signing an individual block license that is now expected in the second quarter.
Product licensing revenue was $5.5 million compared with $2.9 million in last year’s first quarter and $6.7 million reported in the most recent quarter. Engineering services and maintenance revenue was $3.0 million versus $3.2 million reported in the comparable year-ago quarter and $2.7 million in the fourth quarter. Peerless earned the full $0.25 million in quarterly performance incentives associated with its agreement with Kyocera-Mita. Hardware revenue was $0.3 million versus $1.1 million in the first quarter last year and $0.2 million in the most recent quarter. The quarter-over-quarter decline in hardware revenue resulted from the discontinuation of Everest controller sales and the ASIC product nearing the end of its lifecycle.
The Company signed two first-quarter license agreements with a combined value of $4.0 million, all of which were recognized as revenue during the quarter. Licensing backlog at the end of the period was $0.4 million, which will be recognized during the second fiscal quarter. Contract backlog for engineering services was $2.1 million, however, this does not include additional amounts expected under the Kyocera-Mita agreement.
Gross margin in the first quarter was 70.3% compared with 54.3% in last year’s first quarter and 57.0% in the most recent quarter. The sharp increase resulted from a higher-than-normal level of Peerless intellectual property associated with two block licenses, as well as a reduction in lower-margin hardware sales. Research and development expenses were $2.1 million, or 23.4% of revenue, versus

$1.3 million, or 17.5% of revenue, in the first quarter last year, and $1.7 million, or 17.4% of revenue, in the fourth quarter. The higher level of R&D expense resulted from increased development work on a new line of software development kits.
Sales and marketing expenses were $0.8 million, or 9.0% of revenue, compared with $0.9 million, or 13.1% of revenue, in last year’s first quarter, and $0.9 million, or 9.2% of revenue, in the fourth quarter. General and administrative expenses were $1.4 million, or 15.8% of revenue, versus $1.3 million, or 17.7% of revenue, in the comparable year-ago period and $1.2 million, or 12.4% of revenue, in the fourth quarter.
First quarter net income increased significantly to $2.0 million, or $0.11 per diluted share, versus net income of $0.4 million, or $0.02 per diluted share, in the first quarter last year. Net income in this year’s first quarter included $79,000 in stock based compensation expense under FASB 123R Net income in the fourth quarter was $1.8 million, or $0.09 per diluted share.
Peerless ended the first quarter with total assets of $20.9 million, including cash and cash equivalents of $14.1 million, or $0.73 per diluted share. Stockholders’ equity was $14.4 million, or $0.74 per diluted share. Days sales outstanding for receivables and unbilled were 50 versus 48 at the end of the fourth quarter.
Management Commentary
Howard Nellor, president and chief executive officer, said, “We are off to a strong start to fiscal 2007 and are encouraged by the level of activity on all fronts of our business. During the quarter we signed a licensing agreement with a digital imaging controller developer that plans to utilize a combination of our high-performance color technologies and our refreshed core monochrome platform. We expect this agreement to contribute approximately $0.5 million in licensing revenue during the second half of this year, and $1.5 million next year. While the initial dollar volumes associated with this design win are relatively small, this agreement could represent an important step toward a key long-term future relationship focused on higher product volumes. It is also one of several design-win opportunities we have been pursuing. We currently are in discussions with multiple OEMs regarding an array of planned product lines, and we are optimistic about our prospects.”
“Our System-on-Chip strategy also is gaining momentum,” Nellor added. “Several OEMs have expressed interest in incorporating our IP into their product development programs. As we noted in our fourth quarter conference call, our SoC strategy exposes Peerless to an entirely new segment of the digital imaging market. High-volume manufacturers of mid- and entry-level imaging products are looking for opportunities to reduce manufacturing costs, decrease time to market and enhance product functionality. Our SoC strategy has been created to address each of these issues. If we are successful at commercialization, this program could have a very positive impact on our future financial performance.”
Peerless previously announced it had entered an SoC development partnership with a major vendor to the digital imaging industry, and Nellor said the first phase of this program is nearly complete. “Our focus in phase one has been on the development of the SoC’s features and functions, and on establishing a business case for proceeding to market. We expect that in the coming weeks, a decision will be made regarding initiation of the second phase, which would involve the chip development process.”

In an effort to reduce product development costs for Peerless’ customers, Nellor said the Company has created a virtual printer engine designed to simulate functioning printers. During the first quarter, Peerless provided a development partner seven prototype copies of the engine with a combined value of $126,000, which helped reduce the Company’s research and development expense during the same period. Peerless plans to fully commercialize the product for sale later this fiscal year. “Our virtual engine is another example of the growing role Peerless is playing in the evolution of the digital imaging industry,” Nellor said. “We obviously are very excited about the Company’s future, as Peerless has a broad array of opportunities and a strong financial position.”
Guidance
Management anticipates second quarter revenue will exceed $10.5 million, and income is expected to be in the range of $1.0 million and $1.5 million, excluding the impact of FASB 123R, which is expected to reduce net income by $100,000 to $150,000. Second quarter guidance is dependant upon the receipt of two new licensing agreements totaling $6.0 million, one of which would be a $4.5 million block license. The Company also is expecting $0.2 million to $0.3 million in service revenue from its SoC development agreement and the $2.0 million in quarterly revenue from Kyocera-Mita. Cash and cash equivalents are expected to remain above $14 million at the end of the second quarter.
For the full fiscal year ending January 31, 2007, management reiterated its expectation that revenue will exceed $40.0 million, and said net income is now expected to exceed the $4.3 million reported in fiscal 2006 by more than 25%, even after the impact of FASB 123R.
Peerless and Kyocera-Mita have not as of yet executed a definitive agreement and have to date continued to operate under the binding MOU. The guidance and other forecasts addressed above assume that Peerless and Kyocera-Mita will enter into definitive agreements that have comparable terms to those contained in the binding MOU, or the parties will continue to operate under the binding MOU.
As always, management and the board of directors will consider all opportunities to enhance the value of the Company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers, and/or acquisitions.
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal first quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 866-510-0676 (617-597-5361 for international callers) and entering the passcode 76824740. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through June 15, 2006, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 83117284.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. Such statements include, but are not limited to, under the heading “Guidance” and statements that relate to the introduction by Kyocera-Mita of new products incorporating our technologies, our SoC development activities, our discussions with other OEM’s interested in incorporating our color technologies into their products, the prospects for our SoC strategy and any other statements that relate to the intent, belief, plans or expectations of Peerless or its management or any statement that is not a historical fact. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights and our ability to execute our business plan and strategic partnering transactions.
The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2006 in the section called “Certain Factors and Trends Affecting Us and Our Business” filed on May 1, 2006. Copies of Peerless’ press releases and additional information about Peerless are available at www.Peerless.com or you can contact the Peerless Investor Relations Department by calling (562) 366-1552.
Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.
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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2006		2005
Revenues:
Product licensing	$5,514	62.6%	$2,922	40.5%
Engineering services and maintenance	2,950	33.5%	3,170	43.9%
Hardware and other sales	340	3.9%	1,123	15.6%

Total revenues	8,804	100.0%	7,215	100.0%

Cost of revenues:
Product licensing	500	5.7%	721	10.0%
Engineering services and maintenance	1,957	22.2%	1,970	27.3%
Hardware and other sales	157	1.8%	608	8.4%

Total cost of revenues	2,614	29.7%	3,299	45.7%

Gross margin	6,190	70.3%	3,916	54.3%

Operating expenses:
Research and development	2,059	23.4%	1,262	17.5%
Sales and marketing	794	9.0%	940	13.1%
General and administrative	1,391	15.8%	1,277	17.7%

Total operating expenses	4,244	48.2%	3,479	48.3%

Income from operations	1,946	22.1%	437	6.0%
Other income (expense)	112	1.3%	(21)	-0.3%

Income before income taxes	2,058	23.4%	416	5.7%
Provision for income taxes	15	0.2%	2	–

Net income	$2,043	23.2%	$414	5.7%

Basic earnings per share	$0.12		$0.03

Diluted earnings per share	$0.11		$0.02

Weighted average common shares outstanding – basic	16,970		16,215

Weighted average common shares outstanding – diluted	19,326		17,294

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30,	January 31,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,071	$13,220
Trade accounts receivable, net	1,264	2,128
Unbilled receivables	3,729	3,032
Prepaid expenses and other current assets	817	559

Total current assets	19,881	18,939
Property and equipment, net	852	904
Other assets	172	191

Total assets	$20,905	$20,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$481	$479
Accrued wages	577	693
Accrued compensated absences	972	872
Accrued product licensing costs	3,206	4,325
Other current liabilities	705	743
Deferred revenue	382	708

Total current liabilities	6,323	7,820
Other liabilities	216	275

Total liabilities	6,539	8,095

Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	51,321	50,939
Accumulated deficit	(36,882)	(38,925)
Accumulated other comprehensive income	23	21
Treasury stock	(113)	(113)

Total stockholders’ equity	14,366	11,939

Total liabilities and stockholders’ equity	$20,905	$20,034